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                                 EXHIBIT 10.23

April 12, 1996


Mr. David Giddings
955 Laurelwood
Carmel, Indiana 46032

Dear David:

On behalf of Diametrics Medical, Inc. and the Board of Directors, I am pleased to extend a formal offer of employment to join our team as Chairman of the Board of Directors and Chief Executive Officer. Your background, personality, style, and approach to management are ideal for this key leadership role. This letter will detail your offer per our recent discussions.

It is our belief that Diametrics offers you the opportunity to add your personal mark to the development of one of the most significant business enterprises in the diagnostic market today.

The essential elements of the offer which become effective at the time of your employment are as follows:


     .    Chairman of the Board of Directors and Chief Executive Officer.
          ---------------------------------------------------------------
          This position will report to and immediately become a member of the Board of Directors.


     .    Start Date:   April 12, 1996
          ------------


     .    Base Salary:   $300,000
          -------------


     .    Signing Incentive:  There will be a $100,000 signing incentive advance
          ------------------
          to the executive, and earned in equal increments of $33,333/year over a period of three years. Should the executive elect to leave or terminate, the unearned portion of this incentive will be returned to the company.


     .    Stock Options:  There will be a grant of options for 500,000 shares of
          --------------
     Diametrics Medical common stock at $6.125 (Fair Market Value) on date of hire vested as outlined below. This will be divided between incentive and non-incentive stock options in accordance with S.E.C. regulations. Also, these shares are subject to shareholder approval.
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          Vesting Schedule:

                    SHARES          VESTING
                    ------          -------

                    100,000   Vested upon joining Diametrics

                     75,000   Vested on each anniversary date
                                    through year four.

                     50,000   Vested on the earlier of your
                                    fourth anniversary or when the
                                    stock price reaches $16/share
                                    for 20 consecutive trading days.

                     50,000   Vested on the earlier of your
                                    fourth anniversary or when the
                                    stock price reaches $20/share
                                    for 20 consecutive trading days.



     .    Employment Agreement:  You will receive one year of severance, if
          ---------------------
          dismissed for reasons other than cause. Also, you will receive an additional year of severance if there is a change of control resulting from a merger or acquisition at a Diametrics stock price equal to or greater than $18/share (as adjusted). Your stock options will vest immediately upon a change of control resulting from merger or acquisition.


     .    Vacation:  Four weeks of paid annual leave (vacation).
          ---------


     .    Insurance:  You will be entitled to participate in the existing
          ----------
          Diametrics health, dental, life insurance and disability programs, as well as a 401(k) plan.


     .    Annual Performance Review:  There will be an annual review of your
          --------------------------
          performance by the Compensation Committee of the Board of Directors.


This offer is contingent on ratification by the Board of Directors at the April 17, 1996 regularly scheduled Board meeting as discussed.
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David, we look forward to hearing of your acceptance of this offer of employment as soon as possible. We believe that you share our vision and excitement for the success of Diametrics and that you will be a key ingredient in the achievement our objectives.


Should you have any questions, please do not hesitate to call. Please indicate your acceptance of this offer by signing both copies of this letter and returning one of them to us.


Sincerely,


                                            Accepted by:___________________
Mark B. Knudson, Ph.D.
Chairman of the Board of Directors
                                     Start Date____________________


                                            Date________________________